Exhibit 2.2

Business Number C6720 - 1985 Filed in the Office of Filing Number 20254974807 Secretary of State State Of Nevada Filed On 6/17/2025 2:56:00 PM Number of Pages 3

02 : 56 : 1 2 p . m . 06 - 17 - 20 2 5 s I 181788 7 1604 To : Page : 5 of 6 2025 - 06 - 17 21:56 : 07 GMT 18178871604 From : Et FRANCISCO V. AGUILAR Secretary of State - .· 401 North Carson Street . Carson City, . Nevada . B9701 - 4201 •• (775) 684 - 5708 :·_ webalte : www.nvsos.gov 4 ( Profit Corporation: Certificate of Amendment cPuRsuANT To NRs 18 . 380 & 18 . 385/7s . mi Certificate to Accompany Restated Articles or Amended and •• Restated Articles <PuRsuANr ro NRs 1s . 40a ) Officer's Statement PuRsuANT rn NRs eo . 030 Dale : L_ ........ ]_ lime : [ _ (mu st n ot be la t er tha n - 90 days af \ e n he certifica t e Is llled) . Effective Date and Time : (Optional ) Changes to ia"kes the following effect : D The entity name has - been amended . D The r eg i stered agent has been changed . (attach Certificate of Acceptance from new registered agent) n The purpose of the - entity has been amended. Qg The authorized shares have been amended . D The directors , managers or general partners have been emended . D IRS tax l anguage has been added . D Articles have been added. D Articles have been deleted . 0 Oth e r . Th _ e artic l es have _ been _ ll mended El;! foll<ms : (prov � e art i cle numbers, if !iiiailab le) _ . - (attach add iti o n al page(sj i f n ecessacy) 5. lnfonnation Being - Changed: (Domestic corporations only) X Janon Costley . / Chief Executive Officer 6. Signature: Req u ired) Signature of Officer or A i.i thorized Signe r Tille x _ S i gnature of Officer or Authol'lzed S ig ner Title • It any proposed ame n dment would a l ter or ch a nge any preference or any relative or other right given to any class or series o f oulstand i ng Rha re s ; lhen the am e ndment must be approved by th" wt... , · J n add i tion t the affirmative vote otherwise required . of the holders of shares representing - a majority of the vot i ng JiOwer o f e ac h class o r ser ies affected by the amendment regardless lo limitations or restr i ction s on the voting power ther eof. Please include any required or optional infonnation in space below: • { a tta ch add i tional page(s) If necessary ) This form must be accompan i ed by appropriate fees . P"9" 2 ot 2 R evi ood : 9 /1 / 2 0 2 3

02 : s6 : 12 p . m . 06 - 11 - 202s 6 1 18178871604 Page : 6 of 6 To : 2025 - 06 - 17 21 : 56 : 07 GMT 18178871604 From: E 1 Information Being Changed (continuation) The Articles of Incorporation are amended, as follows: "Article IV . Capitalization . The aggregate number of shares which this Corporation shall have authority to issue is Five Hundred One Million Five Hundred Thousand ( 501 , 500 , 00 ) shares, divided into two classes : (i) Five Hundred Million ( 500 , 000 , 000 ) shares of common stock with a par value of $ 0 . 001 per share and (ii) One Million Five Hundred Thousand ( 1 , 500 , 000 ) shares of preferred stock with a par value of $ 0 . 001 per share . The common stock and the preferred stock may be issued for such consideration as may be fixed from time to time by the . Board of Directors . The . Board of Directors may issue such shares of preferred stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them . "